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                                                                                                                       Exhibit 11

                                                MERCK & CO., INC. AND SUBSIDIARIES

                                             Computation of Earnings Per Common Share
                                             ----------------------------------------

                                              (In millions except per share amounts)


                                                                       Three Months                           Six Months
                                                                       Ended June 30                         Ended June 30
                                                                  -----------------------             ----------------------------

                                                                    1994           1993                 1994                1993
                                                                  --------       --------             --------            --------
Net Income and Adjusted Earnings:
- - --------------------------------

Net Income.....................................                   $  764.1       $  172.6             $1,439.2            $  786.3

Effect on Earnings of Compensation Expense on
  Stock Option and Executive Incentive Plans...                       (1.5)           1.9                  1.0                 3.8

Effect on Earnings of Interest on
  Debentures Issued by Medco...................                         .1          -                       .2               -

Adjusted Earnings for Fully Diluted                               --------       --------             --------            --------
  Earnings Per Share...........................                   $  762.7       $  174.5             $1,440.4            $  790.1
                                                                  ========       ========             ========            ========




Weighted Average Shares and Share
  Equivalents Outstanding:
- - ---------------------------------

Weighted Average Shares Outstanding (As Reported)                  1,257.6        1,138.6              1,256.4             1,140.7

Common Share Equivalents Issuable
  Under Stock Option Plans ....................                       12.0            5.3                 13.7                 5.8

Common Shares Issuable Under
  Executive Incentive Plans....................                        1.7            2.0                  1.7                 2.0

Common Share Equivalents Issuable on Assumed
  Conversion of Debentures Issued by Medco.....                        2.7          -                      2.7               -
                                                                  --------       --------             --------            --------
Weighted Average Shares and
  Share Equivalents Outstanding ...............                    1,274.0        1,145.9              1,274.5             1,148.5
                                                                  ========       ========             ========            ========




Earnings Per Share (As Reported):

Net Income.....................................                   $    .61       $    .15             $   1.15            $    .69
                                                                  ========       ========             ========            ========


Fully Diluted Earnings Per Share: (a)
- - --------------------------------

Fully Diluted Earnings Per Share: .............                   $    .60       $    .15             $   1.13            $    .69
                                                                  ========       ========             ========            ========
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(a)            This calculation is submitted in accordance with the regulations of the Securities and Exchange Commission although not required by APB Opinion No. 15 because it results in dilution of less than 3%.